EXHIBIT 99.2

Transcript of

Thomas Group, Inc. (TGIS)

Second Quarter 2009 Results Earnings Conference Call

August 4, 2009

Participants

Michael E. McGrath, Executive Chairman

Earle Steinberg, President and Chief Executive Officer

Frank Tilley, Vice President and Interim Chief Financial Officer

Presentation

Operator

Greetings, ladies and gentlemen, and welcome to the Thomas Group, Inc. Second Quarter 2009 Results Earnings Conference Call.  At this time, all participants are on a listen-only mode.  As a reminder, this conference is being recorded.  At the conclusion of the presentation, we will open the floor for questions.  At that time, instructions will be given if you would like to ask a question.

I’ll now like to turn the conference over to Frank Tilley.  Sir, please begin.

Frank Tilley – Thomas Group, Inc. – Vice President and Interim Chief Financial Officer

Good afternoon.  This is Frank Tilley, Interim CFO and Vice President of Thomas Group.  Welcome to the Second Quarter 2009 Earnings Conference Call for Thomas Group of Irving, Texas.  Representing Thomas Group today are Michael McGrath, Executive Chairman; Earle Steinberg, President and Chief Executive Officer; and myself.  Thank you for your interest in Thomas Group today.

Following management’s comments, there will be a question and answer session.  Thomas Group’s second quarter 2009 earnings announcement was released earlier today.  If you did not receive this release, please call our offices at 1-800-826-2057, extension 4438, and we will fax or e-mail you a copy of the release.  That number again is 800-826-2057, extension 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may discuss forward-looking information.  Any statements in this discussion that are not strictly historical statements about our beliefs and expectations are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve certain risk and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients’ and the company’s revenues, timing and on the awarding of customer contracts, revenue recognition, competition and cost factors, as well as other factors detailed from time to time in the company’s filings with the SEC, including the company’s Form 10-K for the year ended December 31, 2008.  These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions.  These forward-looking statements speak only as of the date of this discussion.  Except as required by law, the company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this discussion to reflect any change in the company’s expectations with regard to such statements or change of events, conditions, or circumstances, upon which any such statement is based.

At this time, I would like to introduce Michael McGrath, Executive Chairman. Michael?

Michael E. McGrath – Thomas Group, Inc. – Executive Chairman

Thank you, Frank.  Good afternoon to all and thank you for joining us on today’s call.  I want to spend a few minutes bringing you up to date on our strategy and vision for Thomas Group. Then Frank will review the results in more detail.  Following that, Earle will review our progress to date.

Our commitment to you, our shareholders, continues to be to build a strong, successful and growing firm on the foundation of the excellent reputation that Thomas Group has built over the last 30 years by delivering great results to its many clients.  Although we feel that we continue to make significant progress in a number of areas including organization structure, cost reduction, and business development, we have, like almost everyone else, been buffeted by strong headwinds of a very difficult economy.  This is reflected in the longer time that it takes for prospects to make decisions and in the general reluctance to undertake new projects no matter how justified.

In a few minutes Earle will discuss his continuing efforts to reposition Thomas Group.  As can be seen in the comparisons this quarter in our financials, we have aggressively reduced cost of sales and SG&A costs over the last four quarters.  Thomas Group is a much leaner company.

As we discussed in previous quarters, we have furloughed a number of consultants that are not currently engaged with clients or involved in current marketing and proposal development.  While our goal is to return each of these furloughed consultants to full time employment with Thomas Group, in the short-term this gives us a much more variable cost structure.

For the last several quarters, we have devoted relatively significant resources to our business development efforts.  Although we feel that we have made significant progress in rebuilding our pipeline of future business, we have yet to produce significant results.  Until the company can produce additional revenues, we do not expect to be profitable.  At this point, we still cannot predict when we will return to profitability.  Fortunately, we still have a relatively strong cash position giving us time to regain profitability.

During the quarter, we received federal income tax refunds of about $2.7 million.  We have no short-term or long-term debt.  At the end of the second quarter, we had $7.9 million in cash and cash equivalents, or about $0.73 per share.  We recognize that our resources are not unlimited, however, and thus we must continue to try to minimize our cost while working to build the revenue that is necessary for our return to profitability.

As previously announced, we have continued to repurchase stock under a Rule 10b5-1 plan that we began on April 7, 2008.  On October 20, 2008, the Board of Directors increased the authorized repurchase limit by an additional 300,000 shares to a total of 805,450 shares.  As of June 30, 2009, we had repurchased 628,606 shares for a total cost of $1.087 million.  For the second quarter 2009, we repurchased 58,004 shares at a total cost of $50,943 or an average cost of $0.88 per share.

Under the 10b5-1 plan, the broker is authorized to repurchase the maximum number of shares permitted by regulations or by market trading each day if that is lower than the number of shares permitted by regulations.  Trading rules set a limit each week for daily purchases under this type of plan based on 25% of the average daily volume for the previous four weeks.  Although our broker has the capability of purchasing blocks in excess of the maximum normal daily limits under the plan, and subject to applicable regulations, we rarely have been able to execute trades for this additional volume.

Subsequent to quarter end, during all of July 2009, we were unable to repurchase any shares due to the very low trading volume each day.  Since the company is repurchasing the maximum permissible number of shares each day, the key officers and employees cannot repurchase stock during this repurchase program because they are subject to the same overall limitations on daily purchases.

After Frank discusses the financial results, Earle will address our progress in rebuilding the new Thomas Group.

Let me turn the discussion back to Frank first.

Frank Tilley – Thomas Group, Inc. – Vice President and Interim Chief Financial Officer

Thank you, Michael.

Revenue for the second quarter of 2009 was $2.6 million compared to $5.4 million in the second quarter of 2008.  Consulting revenue from U.S. Government clients, represented by our government practice, was $0.5 million, or 21% of revenue, in the second quarter of 2009 compared to $2.3 million, or 43% of revenue, in the second quarter of 2008.

Consulting revenue from commercial clients represented by Aerospace and Defense, Healthcare, Industrial, Transportation and Logistics, and European practices was $1.7 million, or 64% of revenue, in the second quarter of 2009 compared to $2.6 million, or 48% of revenue, in the second quarter of 2008.

Reimbursement of expenses was $0.4 million, or 15% of revenue, in the second quarter of 2009 compared to $0.5 million, or 9% of revenue, in the second quarter of 2008.

The revenue for the first half of 2009 was $5.9 million compared to $17.8 million in the first half of 2008.

Consulting revenue from U.S. government clients was $1.4 million, or 24% of revenue, for the first half of 2009 compared to $11.4 million, or 64% of revenue, in the first half of 2008.  Consulting revenue from commercial clients was $3.8 million, or 64% of revenue, in the first half of 2009 compared to $5.5 million, or 31% of revenue, in the first half of 2008.

Reimbursement of expenses was $0.8 million, or 13% of revenue, in the first half of 2009 compared to $0.9 million, or 5% of revenue, in the first half of 2008.

Gross profit margin for the second quarter of 2009 was 34% compared to 37% for the second quarter of 2008.  Gross profit margin for the first half of 2009 was 39% compared to 45% for the first half of 2008. The drop in quarterly and year-to-date gross margin is related to lower level of revenues in 2009 and to a higher concentration of lower margin client engagements.

SG&A costs for the second quarter of 2009 were $3.1 million compared to $5.0 million in the second quarter of 2008.  The $1.9 million decrease is primarily related to a $0.2 million decrease in stock-based compensation during the second quarter of 2009, a $0.2 million decrease in sales commissions and executive bonus, a $0.9 million decrease in payroll costs due to the decline in the number of consultants employed, a $0.4 million decrease in severance costs related to the reduction in our labor force during the second quarter of 2008, and finally a $0.2 million decrease in other costs due to a decline in activity as compared to the same period in 2008.

SG&A costs for the first half of 2009 were $6.5 million compared to $10.5 million in the first half of 2008.  The $4.0 million decrease is primarily related to a $1.2 million decrease in payroll costs due to the decline in the number of consultants employed, a $0.4 million decrease in severance costs related to the reduction in our labor force during the second quarter of 2008, a $0.6 million decrease in our stock-based compensation, a $0.7 million decrease in sales commissions and executive bonus, a $0.3 million decrease in recruiting costs, a $0.2 million decrease in bad debt allowance, a $0.1 million decrease in outside consultants used related to the decrease in activity, and $0.1 million decrease in general insurance costs and $0.3 million decline in other costs due to a decrease in activity and the number of consultants employed as compared to the prior year.

Working capital decreased from $13.2 million at December 31, 2008 to $10.4 million at June 30, 2009 primarily due to our operating loss for the first half of 2009.

For the first half of 2009 the net change in cash was a net decrease of $0.5 million compared to a net increase of $2.4 million for the first half of 2008.

For the first half of 2009, net cash used in operating activities was $0.3 million compared to $4.3 million provided by operating activities for the first half of 2008.  This decrease is due primarily to our net loss for the first half of the year 2009 offset by the receipt of our income tax refund in 2009 for losses recorded in 2008.

There was no cash used for investing activities in the first half of 2009 compared to $0.1 million in the first half of 2008, which consisted of computer and software purchases.  Cash used for financing activities for the first half of 2009 was $0.1 million consisting primarily of stock repurchases compared to $1.8 million in the first six months of 2008 related to the $1.2 million payment of dividends, the $0.4 million purchase of stock under our stock repurchase plan, and $0.2 million net tax effect of stock issuances.

Despite the loss during the first half of 2009, we continued to have a relatively strong balance sheet and no long-term debt.  We received $2.7 million in federal income tax refunds during the second quarter of 2009 from losses recorded in 2008.

At the present time, we estimate that our working capital will be sufficient to fund our operations until we are able to return to profitability.  We continue to assess this situation on an ongoing basis.  Despite the challenges we face, we remain enthusiastic about the future of Thomas Group.

In early 2008, we put in place a plan to return to profitability. This included an immediate reduction in staff as well as ongoing efforts to significantly reduce expenses in order to minimize losses and make it easier to return to profitability.  However in reducing expenses, we’ve attempted to balance the need for reduced costs with the need to be able to develop new product offerings as well as to maintain the ability to add new clients as a result of our continuing business development efforts.

In addition to previously announced efforts, we continue to seek additional ways to reduce costs.  As of June 30, 2009, we have 24 consultants on furlough.  These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client engagements that require their individual skill sets.

In addition to these reductions in payroll costs, we’ve aggressively worked to reduce our other costs wherever possible.

During the second quarter of 2009, we received notice from the Internal Revenue Service that is reviewing our 2007 Federal income tax return.  We do not anticipate any material impact on our financial statements as a result of this 2007 audit.

Now I’ll turn the call over to Earle who will discuss the plans for the Thomas Group.  Earl?

Earle Steinberg – Thomas Group, Inc. – President and Chief Executive Officer

Thank you, Frank.

The deterioration of the economic situation in the fourth quarter of 2008 and continuing into 2009 has made the challenges of our recovery more difficult.  We continue to believe that our unique set of expertise and capabilities positions us to continue to provide real and tangible results for clients by improving their profits and reducing their costs more quickly and more effectively than they are able to do without our help.

Although not yet evidenced in our revenue, our prospect list and pipeline has significantly improved both in quantity and quality.  However in the current economy, the sale cycle process can be extended and require more levels of approval for new projects, and we feel this has delayed new booking business.

We are working hard to close significant new business in every practice.  One example of this new business is illustrated by the press release we recently issued announcing our selection by the Patient Centered Primary Care Collaborative to lead their strategic planning process.

Patient Centered Primary Care Collaborative is a coalition of more than 500 organizations including employers, consumers, patients, physicians, and payers who have joined together to urge adoption of a continuous uninterrupted care that is managed and coordinated by a primary care provider as the new standard of care called the Patient Centered Medical Home Model.  The Patient Centered Primary Care Collaborative has broad membership including physician and other provider organizations along with payers, pharmaceutical, health care companies and patient advocacy organizations.  There are many entities looking for a path to follow and Patient Centered Primary Care Collaborative clearly has the vision and leadership to help reshape America’s health care system.  We look forward to participating with Patient Centered Primary Care Collaborative leaders and members to help make the organization as effective as possible in accomplishing its critical mission.

While our selection by the Patient Centered Primary Care Collaborative for this assignment does not by itself represent sufficient revenue to turn around Thomas Group, we believe that it validates our decision for our health care practice and will lead us to increased revenue opportunities with other entities in this area in the future as the U.S. restructures its health care system.

We have similar and even larger efforts underway in each of our practices.

As Michael and Frank have discussed, we continue to work hard to reduce our fixed costs both by the furlough of consultants not actively working on client engagements and by focusing on expense reductions throughout the organization.

Given the current period of stress in the economies worldwide, we believe that our emphasis on product and service offerings designed to improve our clients’ operating margins, positions us well in this recovery phase of our renewal strategy, and on into the growth phase.  It is not easy and will not occur quickly, but we are confident we are on the right course to achieve the end results we, as our management team and you as our shareholders, expect.

We’ll continue to leverage our process value management expertise, but we also have introduced new client value propositions.  These new consulting offerings address what we believe are the major concerns of many of our potential industrial clients in these difficult times; cost reduction, capital expenditure avoidance or delay, and improvements in gross margin.  We are also emphasizing our ability to help drive sustainable results in a fairly short time that justifies the investment in our services even in these troubled economic times.

We believe that we have an aggressive but reasonable plan to rebuild Thomas Group and the financial resources to execute it in a manner that will enable long-term success.  We are committed as we implement our plan to address the issues that have resulted in previous cycles of boom and bust in our company.

We are creating a new culture at Thomas Group around focused teams that create and deliver increased value for clients in new and innovative ways.  This provides us the opportunity to build on the reputation and past success of Thomas Group while expanding the future opportunities for us in the market.

We appreciate your support through this period and look forward to future calls where we can report on our progress.

Now, I will turn the call over to our moderator for any questions you might have.

Operator

Thank you.  At this time, we will open the floor for questions.  If you would like to ask a question, you may press the * key followed by the 1 key; that is *1 on you touchtone phone now.  Questions will be taken in the order which they are received.  If at any time you would like to remove yourself from the question queue, press *2.  Again, that is *1 for question.

Our first question is from Mark Jordan with Noble Financial.

Mark Jordan – Noble Financial Group

Good afternoon, gentlemen.  A couple of questions on the P&L, do you have any ability to say that, with the pipeline that you have now, if the third quarter will be sequentially up, down, or flattish?  Any comments on that.

Earle Steinberg – Thomas Group, Inc. – President and Chief Executive Officer

We do not believe it will be down.

Mark Jordan – Noble Financial Group

Okay.  Secondly, the SG&A you have been bringing down in this quarter I guess is was $3.1 million, do you have the ability to lower that or is this sort of the bottom of that run rate given the investments you have to do on marketing?

Earle Steinberg – Thomas Group, Inc. – President and Chief Executive Officer

We’re looking at additional reductions in the short and medium range.  So we do have the ability to examine and implement further reductions and we will do so in an effective manner.

Mark Jordan – Noble Financial Group

For a lot of governmental contractors, revenue growth has been held up a little bit because of the late passage of the supplemental that finally got signed off in late June, do you believe that there’s the opportunity to see a resurgence in your government business now that the Army and other organizations are a little bit better funded with the passage of the recent supplemental.

Earle Steinberg – Thomas Group, Inc. – President and Chief Executive Officer

There certainly is that opportunity and we certainly have been affected by the delay, by both the delay in the supplemental and the delay in completing the appointment of appropriate officials in the new Administration. That has had an impact on us.

Mark Jordan – Noble Financial Group

And final question, what was the consultant headcount at the end of the quarter?

Earle Steinberg – Thomas Group, Inc. – President and Chief Executive Officer

Just one moment, we’ll get that for you in just a second.

Mark Jordan – Noble Financial Group

And then while you’re looking I guess the last question I have is you did show a tax benefit on your balance sheet of $1.45 million, when do you believe that that will be received?

Frank Tilley – Thomas Group, Inc. – Vice President and Interim Chief Financial Officer

This is Frank, Mark.  It will be received next year when we file our tax return assuming we continue to post losses for the rest of the year. We would not hope that should it be the case that we have a loss for this year, but then we would file a tax refund request early next year and receive it probably in the second quarter as we did this time.

Mark Jordan – Noble Financial Group

Okay.  Thank you very much.

Earle Steinberg – Thomas Group, Inc. – President and Chief Executive Officer

In answer to your question, the number of consultants is 27 at the end of the quarter.

Mark Jordan – Noble Financial Group

Thank you.

Operator

Thank you.  As a reminder, if you’d like to ask a question, you may press *1 on your touchtone phone.

Our next question is from Neil Goldman with Goldman Capital Management.

Neil Goldman – Goldman Capital Management

Good afternoon, guys.  What is your cash flow breakeven now in terms of revenues?  What do we need a quarter?

Earle Steinberg – Thomas Group, Inc. – President and Chief Executive Officer

It’s about $1.3 million a month.

Neil Goldman – Goldman Capital Management

Okay.  So with that, it’s like a $4 million type of breakeven.

Earle Steinberg – Thomas Group, Inc. – President and Chief Executive Officer

Yes.

Neil Goldman – Goldman Capital Management

You say you’re making progress.  Other than that one example, could you define in more… in other terms like where you stand on some opportunities that would give us confidence that you’re sometime as soon as there’s some freeing up of capital, we’ll see some meaningful revenue growth?

Earle Steinberg – Thomas Group, Inc. – President and Chief Executive Officer

We’re pursuing several very large opportunities.  Obviously, as you know, I can’t describe opportunities in detail that we have not yet closed because that would guarantee that we wouldn’t close them if we disclosed our pursuits.  But I would say that we’re pursuing some of the largest opportunities that we pursued since I’ve been here at Thomas Group and maybe even before that.  The bulk of the economy, the delay in administration of appointees, the holding up of capital, all these things have had an effect to push some of those opportunities to the right further than we like.  We hope we’re nearing the end of that but those are issues that are out of our control.

Neil Goldman – Goldman Capital Management

Okay.  And are those opportunities, you’re bidding against others or you’re just waiting for the capital to be freed up or authorized for the particular deals?

Earle Steinberg – Thomas Group, Inc. – President and Chief Executive Officer

We have a number that we’re not bidding against others and we have several where we are still bidding against others.  So it’s about evenly split.

Neil Goldman – Goldman Capital Management

Okay.  Thank you very much.

Operator

Thank you.  At this time, I’m showing no more questions.

Frank Tilley – Thomas Group, Inc. – Vice President and Interim Chief Financial Officer

Thank you, Stephanie.  The management of Thomas Group appreciates your participation on the call today.  If you need additional information please do not hesitate to get in touch with us.  If you missed any part of this call or have an associate who was not able to listen to the call, a replay line will be available by 5:00 p.m. Central Time today and will run for 60 days.  US callers may call 877-919-4059 and international callers may call 334-323-7226.  The conference replay pass code is 97942571#.  Have a great day and thank you for your interest in Thomas Group.